EXHIBIT 11

                           THE PEOPLES HOLDING COMPANY

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS



[CAPTION]

                                 Year Ended December 31
                         ---------------------------------------
                           1995           1994           1993
                         ---------     ----------     ----------

[S]                      [C]            [C]            [C]
PRIMARY & FULLY DILUTED:
   Average shares
     outstanding         2,604,760      2,604,760      2,604,760

   Net income           $9,203,910     $8,208,920     $7,735,292
                        ----------     ----------     ----------
  Per share amount           $3.53          $3.15          $2.97
                             =====          =====          =====